EXHIBIT 107

Calculation of Filing Fee Table
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRADY CORPORATION
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

Security type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Class A Nonvoting Common Stock, par value $.01 per share	Other	5,000,000 shares	$50.66 (2)	$253,300,000 (2)	0.0001102	$27,914
Total Offering Amounts				—	$253,300,000 (2)	—	$27,914
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$27,914
(1)The Brady Corporation 2023 Omnibus Incentive Plan (the “Plan”) provides by its terms for the issuance of up to 5,000,000 shares of the Registrant’s Class A Nonvoting Common Stock, par value $.01 per share (the “Class A Common Stock”). The Plan provides for the possible adjustment of the number and class of shares that may be delivered under the Plan, and in the number, class, and /or price of shares subject to outstanding awards, in the event of certain capital or other changes affecting the Class A Common Stock. Accordingly, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover an indeterminate number of shares of Class A Nonvoting Common Stock that may become subject to the Plan by means of any such adjustment.
(2)Estimated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on a per share price of $50.66, the average of the high and low price per share of the Registrant’s Class A Common Stock on August 31, 2023, as reported on the New York Stock Exchange.